Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of April 6, 2017 (this “Amendment”), by and among Ta Chen Stainless Pipe Co., Ltd., a publicly-traded Taiwan (ROC) corporation (“Parent”), Ta Chen Investment Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Empire Resources, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of March 30, 2017, by and among Parent, Sub, and the Company (the “Merger Agreement”); and

WHEREAS, Parent, Sub, and the Company desire to make, pursuant to Sections 9.3 and 9.5 of the Merger Agreement, certain amendments to the Merger Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Amendment to Section 1.1(a) of the Merger Agreement. Section 1.1(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

“Provided that this Agreement shall not have previously been validly terminated in accordance with Section 9.1, and subject to the terms and conditions of this Agreement, as promptly as practicable after the date hereof, but in any event within six (6) business days after the date of this Agreement, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d−2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer for all of the outstanding Company Shares for a price per share of Common Stock equal to the Offer Price. The date on which Sub commences the Offer, within the meaning of Rule 14d−2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”

2.	Amendment to Section 1.1(b) of the Agreement. Section 1.1(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

“As promptly as practicable on the later of: (i) twenty (20) business days after the Offer Commencement Date (unless extended in accordance with Section 1.1(d) hereof), (ii) the earliest date as of which Sub is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer, and (iii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Sub shall (and Parent shall cause Sub to) accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn). The obligation of Sub to accept for payment, and pay for, Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions. As promptly as practicable after the acceptance for payment of any Shares tendered pursuant to the Offer, Sub shall pay for such Shares.”

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3.	Amendment to Section 1.1(d) of the Agreement. Notwithstanding any provision of the Merger Agreement, the first sentence Section 1.1(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

“Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is twenty (20) business days (calculated as set forth in Rule 14d−1(g)(3) under the Exchange Act) after the Offer Commencement Date.”

4.	Representations and Warranties. Each of the parties hereto represents that this Amendment has been duly authorized, executed and delivered by it pursuant to its corporate powers and constitutes the legal, valid and binding obligation of such party. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

5.	Effect on the Merger Agreement. This Amendment shall not constitute an amendment of any other provision of the Merger Agreement not expressly referred to herein. Except as expressly set forth in this Amendment, the provisions of the Merger Agreement are and shall remain unchanged and in full force and effect.

6.	Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in that State without giving effect to any conflict of laws, rules and principles that might require the application of the laws of another jurisdiction.

7.	Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Signatures transmitted via telecopy (or other facsimile device) or attached as scanned pdfs via email will be accepted as original signatures.

[signature page follows on the next page]

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IN WITNESS WHEREOF, undersigned have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

TA CHEN STAINLESS PIPE CO., LTD.

By:	/s/ Li-Yun Hsieh
	Name:	Li-Yun Hsieh
	Title:	Chairman

[Signature page to Amendment No. 1]

TA CHEN INVESTMENT CORPORATION

By:	/s/ Johnny Hsieh
	Name:	Johnny Hsieh
	Title:	President

[Signature page to Amendment No. 1]

EMPIRE RESOURCES, INC.

By:	/s/ Nathan Kahn
	Name:	Nathan Kahn
	Title:	President and Chief Executive Officer

[Signature page to Amendment No. 1]